Exhibit (a) (5) (ii)
FOR RELEASE 3:00 P.M. CENTRAL
Friday, March 11, 2011
Contact: Lance Berry
(901) 867-4607
Wright Medical Group Announces Expiration of Tender Offer
for 2.625% Convertible Senior Notes due 2014
ARLINGTON, TN — March 11, 2011 — Wright Medical Group, Inc. (“Wright Medical”) (NASDAQ: WMGI), a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market, announced the expiration of its previously announced tender offer to purchase for cash any and all of its outstanding 2.625% Convertible Senior Notes due 2014 (the “Notes”) at 8:00 a.m. New York City time today. The depositary for the tender offer has advised Wright Medical that an aggregate of $170,889,000 principal amount of the $200,000,000 aggregate principal amount of outstanding Notes, representing 85.44% of the Notes outstanding, were validly tendered in the tender offer and not validly withdrawn prior to the expiration of the tender offer.
In accordance with the terms of the tender offer, Wright Medical has accepted for payment all of the Notes validly tendered and not validly withdrawn pursuant to the terms of the tender offer. The payment date (as defined in the offer to purchase dated February 10, 2011) with respect to the Notes accepted for payment is expected to be Monday, March 14, 2011.
Questions regarding the tender offer should be directed to the dealer manager, BofA Merrill Lynch, at (980) 388-9217 (collect) or (888) 292-0070 (toll-free).
This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is only being made pursuant to the tender offer documents, including the offer to purchase and the related letter of transmittal. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC under the heading “Risk Factors”), and the following: the impact of our settlement of the federal investigation into our consulting arrangements with orthopaedic surgeons relating to our hip and knee products in the United States, including our compliance with the Deferred Prosecution Agreement through September 2011 and the Corporate Integrity Agreement through September 2015 and any impact of the commercial and credit environment on us. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date of this press release, and we undertake no obligation to update such statements after this date.
Wright Medical Group, Inc. is a global orthopaedic medical device company specializing in the design, manufacture and marketing of devices and biologic products for the extremity, hip and knee repair and reconstruction. Wright Medical is a leading provider of surgical solutions for the foot and ankle market. Wright Medical has been in business for more than 60 years and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit its website at www.wmt.com.